Exhibit 10.6

Second Amendment to the

AMENDED AND RESTATED

CME GROUP INC. ANNUAL INCENTIVE PLAN

1. Section 5(c) is amended by replacing it in its entirety with the following:

(c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash or, to the extent consented to by the Participant or determined by the Committee at the time an Award is granted, in whole or in part in Common Stock issued under the CME Group Inc. Amended and Restated Omnibus Stock Plan (the “Omnibus Plan”) and valued at its Fair Market Value (as defined in the Omnibus Plan) on the date of payment. Any such payment shall be made within two and one-half (2 1/2) months after the end of the Performance Period, but in no event shall such payments be made later than December 31 of the year after the end of the Performance Period.

IN WITNESS WHEREOF, Chicago Mercantile Exchange Inc. has caused this amendment to be executed by its duly authorized officer on this 25th day of April, 2011.

By:	/s/ Kathleen M. Cronin

Its: /s/ Managing Director, General Counsel & Corporate Secretary